HOMESTEAD FUNDS TRUST

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

March 27, 2019

HOMESTEAD FUNDS TRUST

____________________________

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

____________________________

AGREEMENT AND DECLARATION OF TRUST made this 27th day of March, 2019, by the Trustees hereunder, and by the holders of shares of beneficial interest to be issued hereunder as hereinafter provided, amending and restating the Agreement and Declaration of Trust made at Boston, Massachusetts the 14th day of February, 2019, for the purposes of eliminating references to the sole initial trustee, adding Trustees as signatories hereto and making such other changes as the Trustees deemed necessary.

WHEREAS, pursuant to Article X, Section 8 of the Agreement and Declaration of Trust, the Trustees of the Trust and the holders of all of the beneficial interest of the Trust have determined that the Agreement and Declaration of Trust should be amended and restated in its entirety as hereinafter set forth.

NOW, THEREFORE, this Amended and Restated Agreement and Declaration of Trust shall take effect as of the time of execution by a majority of the Trustees of the Trust and shall be filed with the Secretary of State of The Commonwealth of Massachusetts.

WITNESSETH that

WHEREAS, this Trust has been formed to carry on the business of an investment company; and

WHEREAS, the Trustees have agreed to manage all property coming into their hands as trustees of a Massachusetts business trust in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities and other assets which they may from time to time acquire in any manner as Trustees hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the pro rata benefit of the holders from time to time of Shares in this Trust as hereinafter set forth.

ARTICLE I

NAME AND DEFINITIONS

Name

Section 1. This Trust shall be known as "Homestead Funds Trust" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Definitions

Section 2. Whenever used herein, unless otherwise required by the context or specifically provided:

(a)The "Trust" refers to the Massachusetts business trust established by this

Declaration, as amended or restated from time to time;

(b)"Trustees" refers to the Trustees of the Trust named herein or elected or appointed in accordance with Article IV hereof;

(c)"Shares" means the equal proportionate transferable units of interest into which the beneficial interest in the Trust shall be divided from time to time or, if more than one series or class of Shares is authorized by the Trustees, the equal proportionate transferable units into which each series or class of Shares shall be divided from time to time;

(d)"Shareholder" means a record owner of Shares;

(e)The "1940 Act" refers to the Investment Company Act of 1940 and the rules and regulations thereunder, or applicable orders of the Securities and Exchange Commission, all as such statute, rules, regulations or orders may be amended from time to time;

(f)The terms "Affiliated Person", "Interested Person", and "Principal Underwriter" shall have the applicable meanings given them in the 1940 Act (as modified by any applicable exemptive order issued thereunder by the Securities and Exchange Commission);

(g)"Declaration" shall mean this Amended and Restated Agreement and

Declaration of Trust, as amended or restated from time to time;

(h)"Bylaws" shall mean the Bylaws of the Trust, as amended or restated from time to time;

(i)The term "class" or "class of Shares" refers to the division of Shares into two or more classes as provided in Article III, Section 1 hereof; and

(j)The term "series" or "series of Shares" refers to one or more separate investment portfolios of the Trust into which the assets and liabilities of the Trust may be divided and the Shares of the Trust representing the beneficial interest of Shareholders in such respective portfolios.

ARTICLE II

PURPOSE

The purpose of the Trust is to provide investors a managed investment primarily in securities, other instruments and rights of a financial character and to carry on such other business as the Trustees may from time to time determine pursuant to their authority undo this Declaration.

ARTICLE III

SHARES

Division of Beneficial Interest

Section 1. The number of Shares authorized shall be unlimited. The Shares of the Trust shall be issued in one or more series as the Trustees may, without shareholder approval, authorize. Each series shall be preferred over all other series in respect of the assets allocated to that series within the meaning of the 1940 Act and shall represent a separate investment portfolio of the Trust. The beneficial interest in each series shall at all times be divided into Shares, without par value unless otherwise determined by the Trustees, each of which shall, except as provided in the following sentence, represent an equal proportionate interest in the series with each other Share of the same series, none having priority or preference over another. The Trustees may, without Shareholder approval, divide the Shares of any series into two or more classes, Shares of each such series or class having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine or as shall be set forth in the Bylaws. The number of Shares of each series or class authorized shall be unlimited, except as the Bylaws may otherwise provide or as the Trustees may otherwise determine, and the Shares so authorized may be represented in part by fractional shares. The Trustees may from time to time divide or combine the Shares of any series or class into a greater or lesser number without thereby changing the proportionate beneficial interest in the series or class. The Trustees may also, without Shareholder approval, from time to time combine the Shares of two or more series into a single series or the Shares of two or more classes of any series into a single class.

Ownership of Shares

Section 2. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent of the Trust. Except as provided in the Bylaws or as the Trustees may otherwise determine from time to time, no certificates certifying the ownership of Shares shall be issued. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the retirement of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each series and class and as to the number of Shares of each series and class held from time to time by each Shareholder.

Investments in the Trust

Section 3. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees or the Bylaws from time to time authorize.

All consideration received by the Trust for the issue or sale of Shares of each series, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the series of Shares with respect to which the same were received by the Trust for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Trust and are herein referred to as "assets of" such series.

No Preemptive Rights

Section 4. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

Derivative Claims

Section 5. As used herein, a "direct" Shareholder claim shall refer to (i) a claim based upon alleged violations of a Shareholder's individual rights independent of any harm to the Trust, including a Shareholder's voting rights under Article V herein or Article 10 of the Bylaws, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the Shareholder and independent of any harm to the Trust; and/or (ii) a claim for which a direct Shareholder action is expressly provided under the U.S. federal securities laws. Any other claim asserted by a Shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or involving any alleged harm to the Trust, shall be considered a "derivative" claim as described in the paragraph below.

No Shareholder or group of Shareholders shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class of Shares without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the plaintiff makes a specific showing that irreparable nonmonetary injury to the Trust or a series or class of Shares would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust's principal office and shall set forth in reasonable detail the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder(s) to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or a series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made by the

Trustees in their business judgment and shall be binding upon the Shareholders and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand. Any Trustee acting in connection with any demand or any proceeding relating to a claim on behalf or for the benefit of the Trust who is not an Interested Person of the Trust shall be deemed to be independent and disinterested with respect to such demand, proceeding or claim.

Direct Claims

Section 6. No group of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust or the Trustees predicated upon an express or implied right of action under this Declaration or the 1940 Act (excepting rights of action permitted under Section 36(b) of the 1940 Act), nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless such group of Shareholders or Shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust's principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the group of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made in their business judgment and shall be binding on all Shareholders.

Status of Shares and Limitation of Personal Liability

Section 7. Shares shall be deemed to be personal property giving only the rights provided in this Declaration or the Bylaws. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

Forum for Adjudication of Disputes

Section 8. Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any action or proceeding brought on behalf of the Trust or the Shareholders, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer, or other employee of the Trust to the Trust or the Trust's Shareholders, (iii)

any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, Chapter 182 of the Massachusetts General Laws or this Declaration or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Declaration or the Bylaws or any agreement contemplated by any provision of the 1940 Act, this Declaration or the Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine shall be within the federal or state courts in The Commonwealth of Massachusetts (each, a "Covered Action"). Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be (i) deemed to have notice of and consented to the provisions of this Article III, Section 8, and (ii) deemed to have waived any argument relating to the inconvenience of the forum referenced above in connection with any action or proceeding described in this Article III, Section 8.

If any Covered Action is filed in a court other than in a federal or state court sitting within The Commonwealth of Massachusetts (a "Foreign Action") in the name of any Shareholder, such Shareholder shall be deemed to have consented to (i) the personal jurisdiction of The Commonwealth of Massachusetts in connection with any action brought in any such courts to enforce the first paragraph of this Article III, Section 8 (an "Enforcement Action") and

(ii)having service of process made upon such Shareholder in any such Enforcement Action by service upon such Shareholder's counsel in the Foreign Action as agent for such Shareholder.

If any provision or provisions of this Article III, Section 8 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Article III, Section 8 (including, without limitation, each portion of any sentence of this Article III, Section 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IV

THE TRUSTEES

Number of Trustees and Term of Office

Section 1. A Trustee may be elected either by the Trustees or by the Shareholders. The number of Trustees shall be fixed from time to time by the Trustees and, at or after the commencement of the business of the Trust, shall be not less than three.

Each Trustee shall serve during the continued lifetime of the Trust until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor.

No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed, pursuant to Section 2 of this Article IV at the time of the decrease. Except as provided in this

Section 1 or Section 2 of this Article IV, Trustees shall be elected only at a meeting of Shareholders.

Vacancies; Resignation; Removal

Section 2. From and after the date when Shares are first sold pursuant to a public offering and subject to any voting powers of one or more Classes or series of Shares as set forth in, this Declaration or in the Bylaws or by resolution of the Board of Trustees, any vacancies occurring in the Board of Trustees may be filled by the Trustees as set forth below. Prior to the date when shares are first sold pursuant to a public offering, subject to any limitations imposed by the 1940 Act or other applicable law, any vacancies occurring in the Board of Trustees may be filled by the Trustees without any action by or meeting of Shareholders.

Subject to any limitations imposed by the 1940 Act or other applicable law, any vacancy occurring in the Board of Trustees that results from an increase in the number of Trustees may be filled by a majority of the entire Board of Trustees, and any other vacancy occurring in the Board of Trustees may be filled by a majority of the Trustees then in office, whether or not sufficient to constitute a quorum, or by a sole remaining Trustee. A Trustee elected by the Board of Trustees to fill any vacancy occurring in the Board of Trustees shall serve until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Any Trustee may resign his or her trust or retire as a Trustee (without need for prior or subsequent accounting except in the event of removal) by an instrument in writing signed by him or her and delivered to the President or Secretary or a Trustee of the Trust, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument.

A Trustee may be removed (i) by vote of the holders of two-thirds of the outstanding Shares at a meeting called for the purpose or (ii) by vote of two-thirds of the Trustees.

Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Effect of Death, Resignation, etc. of a Trustee

Section 3. The death, declination, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.

Powers

Section 4. Subject to the provisions of this Declaration, the business of the Trust shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility. Without limiting the foregoing, the Trustees may adopt Bylaws not inconsistent with this Declaration providing for the conduct of the business of the Trust and may amend and repeal them to the extent and as provided by Article X, Section 8 of this Declaration.

By resolution of the Board of Trustees, the Trustees may fill vacancies in or add to their number, including vacancies resulting from increases in their number, and may elect and remove such officers and appoint and terminate such agents as they consider appropriate; they may appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine; they may appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders; they may employ one or more custodians of the assets of the Trust and may authorize such custodians to employ subcustodians (including foreign custodians) and to deposit all or any part of such assets in a system or systems for the central handling of securities, retain a transfer agent or a shareholder servicing agent, or both, retain a fund account agent or administrator, or both, provide for the distribution of Shares by the Trust, through one or more principal underwriters or otherwise, set record dates for the determination of Shareholders with respect to various matters, and in general delegate such authority as they consider desirable to any officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian or underwriter or other duly appointed service provider.

Without limiting the foregoing, the Trustees shall have power and authority:

(a)To invest and reinvest cash, and to hold cash uninvested;

(b)To sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(c)To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper;

(d)To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

(e)To hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form, or in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

(f)To the extent necessary or appropriate to give effect to the preferences, special or relative rights and privileges of any classes or series of Shares to allocate assets, liabilities, income and expenses of the Trust to a particular class or classes or series of Shares or to apportion the same among two or more classes or series, provided that any liabilities or expenses incurred by or arising in connection with a particular series of Shares shall be payable solely out of the assets of that series;

(g)To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security of which is or was held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer, and to pay calls or subscriptions with respect to any security held in the Trust;

(h)To join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper;

(i)To compromise, arbitrate, mediate or otherwise adjust claims in favor of or against the Trust on any matter in controversy, including but not limited to claims for taxes;

(j)To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations or associations;

(k)To borrow funds;

(l)To endorse or guarantee the payment of any notes or other obligations of any person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Trust property or any part thereof to secure any of or all of such obligations;

(m)To purchase and pay for entirely out of Trust property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, sub-advisers, or managers, principal underwriters or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as Shareholder, Trustee, officer, employee, agent, investment adviser, sub-adviser or manager, principal underwriter or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(n)To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(o)To change or eliminate any requirements for investment in Shares of any series or class, including without limitation the power to provide for the issue of Shares of any series or class connection with any merger or consolidation of the Trust with another trust or company or any acquisition by the Trust of part or all of the assets of another trust or company; and

(p)To engage in any other lawful act or activity in which business corporations or voluntary associations organized under the laws of The Commonwealth of Massachusetts may engage, including, but not limited to, any and all acts permitted of an open-end company under the 1940 Act.

The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of the Trustees (a quorum being present), within or without Massachusetts. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken at a meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by written consents of a majority of the Trustees then in office (or such greater number as may be required by this Declaration, the Bylaws or applicable law).

Payment of Expenses by the Trust

Section 5. The Trustees are authorized to pay or to cause to be paid out of the assets of the Trust as they deem fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, or in connection with the management thereof, including, but not limited to, the Trustees' compensation and such expenses and charges for the services of the Trust's officers, employees, investment advisers, sub-advisers or managers, principal underwriters, auditors, counsel, custodians, transfer agents, Shareholder servicing agents, and such other agents or independent contractors and such other expenses and charges as the Trustees may deem necessary or proper to incur, provided, however, that all expenses, fees, charges, taxes and liabilities incurred by or arising in connection with a particular series of Shares shall be payable solely out of the assets of that series.

Ownership of Assets of the Trust

Section 6. Title to all of the assets of the Trust and each series and class of Shares shall at all times be considered as vested in the Trustees.

Advisory, Management and Distribution

Section 7. The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with one or more corporations, trusts, associations or other organizations (each a "Manager"), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may provide for one or more sub-advisers or other agents who shall perform all or part of the obligations of the relevant Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust's investments. The Trustees may also, at any time and from time to time, contract with one or more Managers or other corporations, trusts, associations or other organizations appointing it or them exclusive or nonexclusive distributor(s) and/or principal underwriters for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

The fact that:

(i)any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, sub- adviser, principal underwriter or distributor or agent of or for any corporation, partnership, trust, association or other organization, or of or for any parent or affiliate of any organization, with which an advisory, sub-advisory or management contract, or principal underwriter's or distributor's contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made or that any such organization, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that (ii) any corporation, trust, association or other organization with which an advisory, sub-advisory or management contract or principal underwriter's or distributor's contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has an advisory, sub-advisory or management contract, or principal underwriter's or distributor's contract or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other organizations, or has other business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

Address of the Trustees and Agent for Service of Process

Section 8. The principal address of the Trustees on the date hereof is c/o RE Advisers Corporation, 4301 Wilson Boulevard, Arlington, Virginia 22203. The name and address of the resident agent of the Trust on the date hereof in The Commonwealth of Massachusetts is Corporation Service Company, 84 State Street, Boston, Massachusetts 02109. Each Trustee may change his or her principal address, and the Trustees may appoint a new or successor resident agent of the Trust, in each case at any time in his, her or their sole discretion.

ARTICLE V

SHAREHOLDERS' VOTING POWERS AND MEETINGS

Section 1. Subject to the voting powers of one or more classes of Shares as set forth elsewhere in this Declaration or in the Bylaws, the Shareholders shall have power to vote only (i)

for the election of Trustees as provided in Article IV, Section 1, (ii) for the removal of Trustees as provided in Article IV, Section 2, (iii) with respect to any Manager as provided in Article IV, Section 7, (iv) with respect to any termination of this Trust to the extent and as provided in Article X, Section 4, (v) with respect to any amendment of this Declaration to the extent and as provided in Article X, Section 8, and (vi) with respect to such additional matters relating to the Trust as may be required by this Declaration, the Bylaws or any registration of the Trust with the Securities and Exchange Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of Shareholders, all Shares of the Trust then entitled to vote shall, except as otherwise provided in the Bylaws, be voted in the aggregate as a single class without regard to series or classes of Shares, except (1) when required by the 1940 Act or when the Trustees shall have determined that the matter affects one or more series or classes of Shares materially differently, Shares shall be voted by individual series or class; and

(2)when the Trustees have determined that the matter affects only the interests of one or more series or classes, only Shareholders of such series or classes shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and, in the case of a challenge by any person other than the Trust, the burden of proving invalidity shall rest on the challenger. Until Shares of any series or class are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration or the Bylaws to be taken by Shareholders as to such series or class.

Nothing in the Bylaws or this Declaration shall restrict the power of the Trustees to terminate any series or class of Shares by written notice to the Shareholders of such series or class, whether or not such Shareholders have voted (or are proposed to vote) with respect to a merger, reorganization, sale of assets, or similar transaction involving such series or class of Shares.

ARTICLE VI

DISTRIBUTIONS AND DETERMINATION OF NET ASSET VALUE

Distributions

Section 1. The Trustees may each year, or more frequently if they so determine, distribute to the Shareholders of each series out of the assets of such series such amounts as the Trustees may determine. Any such distribution to the Shareholders of a particular series shall be made to said Shareholders pro rata in proportion to the number of Shares of such series held by each of them, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any classes of Shares of that Series, and any distribution to the Shareholders of a particular class of Shares shall be made to such Shareholders pro rata in proportion to the number of Shares of such class held by each of them. Such distributions shall be made in cash, Shares or other property, or a combination thereof, as determined by the Trustees. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with the Bylaws.

Determination of Net Asset Value

Section 2. The net asset value per share of each class and each series of Shares of the Trust shall be determined in accordance with the 1940 Act and any related procedures adopted by the Trustees from time to time. Determinations made under and pursuant to this Section 2 in good faith and in accordance with the provisions of the 1940 Act shall be binding on all parties concerned.

ARTICLE VII

REDEMPTION AND REPURCHASES

Section 1. The Trust shall purchase such Shares as are offered by any Shareholder for redemption, upon the presentation of any certificate for the Shares to be purchased, a proper instrument of transfer and a request directed to the Trust or a person designated by the Trust that the Trust purchase such Shares, or in accordance with such other procedures for redemption as the Trustees may from time to time authorize; and the Trust will pay therefor the net asset value thereof, as next determined in accordance with the Bylaws, less any redemption charge fixed by the Trustees. Payment for said Shares shall be made by the Trust to the Shareholder within seven days after the date on which the request is made. The obligation set forth in this Section 1 is subject to the provision that in the event that at any time the New York Stock Exchange is closed for other than customary weekends or holidays, or, if permitted by rules of the Securities and Exchange Commission, during periods when trading on the Exchange is restricted or during any emergency which makes it impractical for the Trust to dispose of its investments or to determine fairly the value of its net assets, or during any other period permitted by order of the Securities and Exchange Commission for the protection of investors, such obligation may be suspended or postponed by the Trustees. The Trust may also purchase or repurchase Shares at a price not exceeding the net asset value of such Shares in effect when the purchase or repurchase or any contract to purchase or repurchase is made. Payment for any redemption, purchase or repurchase may be made in cash or, except to the extent prohibited by the laws of any jurisdiction in which Shares are registered for sale, in other property, or any combination thereof. The composition of any such payment shall be determined by the Trust in its sole discretion, and the Trust shall have no obligation to effect a pro rata division of cash or other property in making any such payment. In no event shall the Trust be liable for any delay of any other person in transferring securities or other property selected for delivery as all or part of any such payment.

Section 2. The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws: (i) if at such time such Shareholder owns fewer Shares than, or Shares having an aggregate net asset value of less than, an amount determined from time to time by the Trustees, in which case the Trust may redeem all Shares owned by such Shareholder or only so many of such Shares as may be required to compensate the Trust for any fee fixed from time to time by the Trustees for the maintenance of small accounts; (ii) to the extent that such Shareholder owns Shares of a particular series of Shares equal to or in excess of a percentage of the outstanding Shares of that series determined from time to time by the Trustees; (iii) to the extent that such Shareholder owns Shares of the Trust representing a percentage equal to or in excess of such percentage of the aggregate number of outstanding Shares of the Trust or the aggregate net asset value of the Trust determined from time to time by the Trustees; (iv) if such Shareholder fails to supply appropriate personal and tax identification information requested by the Trust; (v) if such Shareholder fails to meet or maintain the qualifications for ownership of a particular series or class; or (vi) if the Trustees determine for any other reason, in their sole discretion, that the ownership of Shares by a Shareholder is not in the best interests of the remaining Shareholders of the Trust or of the applicable series or class.

ARTICLE VIII

COMPENSATION AND LIMITATION

OF LIABILITY OF TRUSTEES

Compensation

Section 1. The Trustees as such shall be entitled to reasonable compensation from the Trust; they may fix the amount of their compensation. Nothing herein shall in any way prevent the Trust's employment of any Trustee for advisory, management, legal, accounting, investment banking, underwriting, brokerage or other services and payment for the same by the Trust.

Limitation of Liability

Section 2. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

ARTICLE IX

INDEMNIFICATION

Trustees, Officers etc.

Section 1. The Trust shall indemnify each of its present or former Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, including any form of alternate dispute resolution, such as, but not limited to, arbitration or mediation, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

The termination of any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that the Covered Person acted by willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Expenses, including counsel fees so incurred by any such Covered Person, shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding within ten (10) business days of such request, upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article IX, provided, that (a) such Covered Person shall provide appropriate security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person's failure to fulfill his or her undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

Each Covered Person's right to indemnification vests by virtue of such Covered Person's status as such, and no repeal or modification of this Article IX, Section 1 shall adversely affect any rights to indemnification from liabilities or expenses or to the advancement of liabilities or expenses of any Covered Person who is within the definition of "Covered Person" existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Compromise Payment

Section 2. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, indemnification shall be provided if (x) approved as in the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, or (y) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry), to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section 2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section 2 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interest of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Rebuttable Presumption

Section 3. For purposes of the determination or opinion referred to in clause (c) of Section 1 of this Article IX or clauses (x) or (y) of Section 2 of this Article IX, the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Right to Bring Suit

Section 4. If the Covered Person has not received full indemnification from the Trust within thirty (30) business days or an advancement of expenses within ten (10) business days, after making a demand hereunder, the Covered Person shall have the right to enforce his or her indemnification and advancement of expenses rights under this Declaration by commencing litigation in any court in The Commonwealth of Massachusetts having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any determination by the Trust or any aspect thereof. Neither the failure of the Trust to have made a determination prior to the commencement of such suit that indemnification or advancement of expenses of the Covered Person is proper under the circumstances, nor an actual determination by the Trust that the Covered Person has not met the applicable standard of conduct set forth in this Declaration, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit. The burden of proving that the Covered Person is not entitled to be indemnified or to receive an advance of expenses, under this Declaration or otherwise, shall be on the Trust. The remedies provided for in this Section 4 shall be in addition to any other remedies available to the Covered Person at law or in equity. The Trust hereby consents to service of process and to appear in any such proceeding.

Indemnification Not Exclusive

Section 5. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article IX, the term "Covered Person" shall include such person's heirs, executors and administrators, and a "disinterested person" is a person against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article IX shall affect any rights to indemnification to which personnel of the Trust, other than Trustees or officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any person.

Shareholders

Section 6. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of Shares of which he or she is a Shareholder.

ARTICLE X

MISCELLANEOUS

Trustees, Shareholders etc. Not Personally Liable; Notice

Section 1. All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor. Nothing in this Declaration shall protect any Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee.

Every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall give notice that this Declaration is on file with the Secretary of State of The Commonwealth of Massachusetts and shall recite that the same was executed or made by or on behalf of the Trust or by them as Trustee or Trustees or as officer or officers and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recital as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer or officers or Shareholder or Shareholders individually.

Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety

Section 2. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. A Trustee or officer shall be liable for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or officer, and for nothing else, and shall not be liable for errors of judgment or mistakes of fact or law. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

For purposes of (a) any standard of care applicable to a Trustee in the discharge of his or her duties as a trustee and (b) indemnification of a Trustee pursuant to Article IX of this Declaration, the conduct of the Trustee shall be evaluated solely by reference to a hypothetical reasonable person, without regard to any special expertise, knowledge or other qualifications of the Trustee. In particular, and without limiting the generality of the foregoing, neither the determination that a Trustee is an "audit committee financial expert" nor the knowledge, experience or other qualifications underlying such a determination shall result in that Trustee being held to a standard of care that is higher than the standard that would be applicable in the absence of such a determination or such knowledge, experience or qualification, nor shall such a determination or such knowledge, experience or other qualification impose any duties, obligations or liabilities that are greater than would obtain in the absence of such a determination or such knowledge, experience or qualification.

Liability of Third Persons Dealing with Trustees

Section 3. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Duration and Termination of Trust

Section 4. Unless terminated as provided herein, the Trust and each series and class shall continue without limitation of time. The Trust or any series or class of any series may be terminated at any time (i) by the Trustees by written notice to the Shareholders of the Trust or to the Shareholders of the particular series or class, as the case may be, or (ii) by the affirmative vote of the lesser of (1) more than 50% of the outstanding Shares of each series or class entitled to vote, or (2) 67% or more of the Shares of each series or class entitled to vote and present at a meeting called for this purpose if more than 50% of the outstanding Shares of each series or class entitled to vote are present at the meeting in person or by proxy.

Upon termination of the Trust or of any one or more series or classes of Shares, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, of the Trust or of the particular series or class, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, or any combination thereof, and distribute the proceeds to the Shareholders of the series or class(es) involved, ratably according to the number of Shares of such series or class held by the several Shareholders on the date of termination, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any classes or series of Shares.

Merger, Consolidation, Sale of Assets and Other Reorganizations

Section 5. Except as otherwise required by applicable law, the Trustees may, without Shareholder approval, authorize the Trust or any series or class to merge, consolidate or reorganize with any other entity (including another series or class of the Trust), or to sell or exchange all or substantially all of the assets of the Trust or of any series or class, in each case upon such terms and for such consideration as they may determine to be in the best interests of the Trust or of the particular series or class. The authority provided by this Section shall be in addition to the powers granted to the Trustees under any other provision of this Declaration.

Filing of Copies, References, Headings

Section 6. The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder. A copy of this instrument and of each amendment hereto shall be filed by the Trust with the Secretary of State of The Commonwealth of Massachusetts and with the Boston City Clerk, as well as any other governmental office where such filing may from time to time be required. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments. In this instrument and in any such amendment, references to this instrument, and all expressions like "herein", "hereof", and "hereunder", shall be deemed to refer to this instrument as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

Applicable Law

Section 7. This Declaration is made in The Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth. The Trust shall be of the type commonly called a Massachusetts business trust, and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust.

Amendments

Section 8. (a) Except as specifically provided in this Declaration, the Trustees may amend or otherwise supplement the Declaration by making an amendment, a Declaration supplemental hereto or an amended and restated Declaration by an instrument in writing executed by a majority of the Trustees. Shareholders shall have the right to vote only on any amendment (i) that would affect their right to vote granted in Article V hereof; (ii) as may be required by law to be approved by Shareholders; or (iii) submitted to them by the Trustees. Notwithstanding the preceding sentence, the Trustees may, without any Shareholder vote, amend this Declaration (x) to change the name of the Trust or to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or (y) if they deem it necessary or advisable, to conform the Declaration to the requirements of applicable law, including the 1940 Act or the Internal Revenue Code of 1986, as amended, but the Trustees shall not be liable for failing to do so, or, (z) with respect to an amendment affecting a series or class, for any reason at any time, if there are no Shares of such Series or class outstanding at that time. Except as otherwise specifically provided in this Declaration, any amendment on which Shareholders have the right to vote shall require an affirmative vote of the holders of at least a majority of the Shares outstanding and entitled to vote, except that an amendment which in the determination of the Trustees shall affect the holders of one or more series or but not the holders of all outstanding series, or shall affect the holders of one or more classes but not the holders of all outstanding Shares of all classes, shall be authorized as to any such series of class by the affirmative vote of the holders of at least a majority of the Shares of such affected series or class outstanding and entitled to vote, and no vote of Shareholders of a series or class not affected shall be required.

(b)Nothing contained in the Declaration shall permit the amendment of the Declaration

(i)to impair the exemption from personal liability of the Shareholders, former Shareholders, Trustees or former Trustees, or (ii) to limit the rights to indemnification provided in Article IX with respect to actions or omissions of persons entitled to indemnification under such Article prior to such amendment.

Address of the Trust

Section 9. As of the date hereof, the principal address of the Trust is c/o RE Advisers Corporation, 4301 Wilson Boulevard, Arlington, Virginia 22203. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion.

IN WITNESS HEREOF, all of the Trustees as aforesaid do hereto set their hands this 27th day of March, 2019.

/s/ Douglas W. Johnson	/s/ Sheldon C. Petersen
Douglas W. Johnson	Sheldon C. Petersen
/s/ Anthony M. Marinello	/s/ Mark Rose
Anthony M. Marinello	Mark Rose
/s/ Kenneth R. Meyer	/s/ Mark D. Santero
Kenneth R. Meyer	Mark D. Santero
/s/ James F. Perna	/s/ Peter J. Tonetti
James F. Perna	Peter J. Tonetti

The Commonwealth of Virginia

ss.Arlington County

On this 27th day of March, 2019, before me, the undersigned notary public, personally appeared each of the above-named Trustees of Homestead Funds Trust, proved to me through satisfactory evidence of identification, which were personally known to me, to be the person whose name is signed on the preceding document in my presence, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

/s/ Lynn M. Kristianson Notary Public

My commission expires: 12/31/2021 #132591